SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is made this 26th day of March, 2019 by and among Jason Boucher (“Boucher”), American Renal Management LLC, American Renal Holdings Inc., American Renal Associates, LLC, and their operating companies, affiliates, subsidiaries, representatives, shareholders, directors, successors, and assigns (collectively referred to as the “Company”).
WHEREAS, Boucher is currently employed by the Company as Vice President, Chief Financial Officer and Treasurer;
WHEREAS, Boucher and the Company are parties to an Employment Agreement dated as of August 1, 2018 (the “Employment Agreement”) and a Vice Presidents, Regional Directors, Directors & Officers Non-Solicitation, Non-Competition and Confidentiality Agreement attached as Exhibit A thereto (the “NDA); and
WHEREAS, Boucher wishes to step down from his employment with the Company.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, Boucher and the Company covenant and agree as follows:
1.Resignation from Employment. Boucher will resign as an employee, as Vice President, Chief Financial Officer and Treasurer and from all other offices and positions he holds with the Company and its affiliates effective as of March 26, 2019 (the “Separation Date”). On or promptly following the Separation Date, the Company shall pay Boucher all of his unpaid salary (including unused paid time off) through and including the Separation Date, less all required withholding taxes. Boucher shall also be entitled to the reimbursement of any business expenses properly incurred prior to the Separation Date and supported in accordance with the Company’s expense reimbursement policies.

2.Salary Continuation Payments. Contingent on Boucher’s execution of this Agreement, and continued compliance with this Agreement and the NDA, the Company will continue to pay Boucher salary continuation payments following the Separation Date at a reduced rate of $200,000 per annum, corresponding to 50% of his base salary rate as in effect immediately prior to the

Separation Date, through the date that is six months following the Separation Date, less all required withholding taxes (such payments, the “Salary Continuation Payments” and such period, the “Salary Continuation Period”). The Salary Continuation Payments shall be paid through a series of payments aligned with the Company’s pay periods.

3.Health Insurance. Contingent on Boucher’s execution of this Agreement, and continued compliance with this Agreement and the NDA, to the extent permissible under the plans, Boucher shall be eligible to participate in the Company’s group health plans at the Company’s expense (or, at the Company’s option, shall be reimbursed for the cost of such coverage) until the earlier of (i) the end of the Salary Continuation Period, or (ii) such time as he is eligible to be covered by comparable benefits of a subsequent employer or otherwise (such as Medicare) (the “Coverage Continuation Period”). Boucher shall cooperate with the Company in complying with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for his extended health insurance coverage. Boucher agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any health benefit plans, programs or arrangements.

4.Incentive Compensation. Boucher acknowledges and agrees that he will not be entitled to receive any additional annual cash incentive compensation or other bonus or incentive compensation amounts for his past or future services for the Company, including, without limitation, with respect to the fiscal 2018 and 2019 years. Boucher further acknowledges that any equity or other incentive award payments previously realized by Boucher will remain subject to potential clawback and repayment following the Separation Date to the extent provided under any existing applicable Company policy, Section 5.2 of the Employment Agreement or applicable law.

5.Restricted Stock and Stock Options. Boucher agrees that all of his outstanding equity awards (including, without limitation, his unvested shares of restricted stock and any vested or unvested stock options under the American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”) and the 2010 American Renal Associates Holdings, Inc. Stock Incentive Plan (the “2010 Plan”)) will be forfeited to the Company as of the Separation Date without payment of consideration.

6.Consultancy After the Separation Date. Following the Separation Date, Boucher agrees to act as a consultant to the Company as reasonably requested by the Company on an “as needed” basis. Boucher agrees to make himself available to perform such services in person at the Company’s offices, off site, via email, or by telephone. However, after the Separation Date, Boucher will no longer have a permanent office at the Company and he will not report to the Company’s offices unless so requested by Joseph Carlucci for the purposes of carrying out Boucher’s consulting duties. Boucher’s duties during the Consultancy Period shall be directed by Joseph Carlucci and shall include, but not be limited to, providing assistance to the Company in transitioning his role to a successor (including, without limitation, the Company’s Interim Chief Financial Officer), providing assistance to the Company in transitioning his role to other employees, and cooperating on matters related to Boucher’s employment. After the Separation Date, Boucher shall not be an officer, employee, or agent of the Company, and he agrees that he will not hold himself out as an employee, officer, or agent of the Company, and he shall have no authority to bind the Company. Boucher’s participation in any trade or other outside groups as a representative of the Company shall end on the Separation Date and shall not extend during the period he performs consulting services. The consideration set forth in this Agreement shall be sufficient to compensate Boucher for his work as a consultant pursuant to this paragraph 6 and, as such, he will not be entitled to additional pay. The Company will reimburse Boucher for all reasonable and necessary out-of-pocket expenses incurred by him in connection with his consulting services, provided that such expense reimbursements are in accordance with the Company’s expense reimbursement policy and are properly documented and accounted. Moreover, except as set forth in this Agreement, Boucher’s benefits shall cease on the Separation Date.

7.Covenant Not to Sue. This Agreement is intended by the parties to resolve, and shall resolve, any and all claims which Boucher has or may have related to his employment at the Company, from the beginning of time to the date he executes this Agreement. Boucher covenants not to sue or bring any legal proceeding against the Company related to the subject matter of the release contained in paragraph 14 below, except as set forth in paragraph 16 below. Further, Boucher agrees that he shall not be entitled to and waives and relinquishes any right to any monetary or other relief from any federal or state agency, or other entity, as a result of any charge or litigation brought against the Company, except as set forth in paragraph 16 below.

8.Non-Disparagement. Boucher shall not make, repeat or publish any disparaging or derogatory remarks concerning the Company, its business, its directors, its officers, its management or its employees, or otherwise take any action which might reasonably be expected to cause damage or harm to any of them. Nothing contained herein shall limit Boucher’s responsibility to speak truthfully in the context of any investigation or legal proceeding, whether or not under oath at the time of such statement, in accordance with paragraph 16 below. Nor shall anything in this paragraph 8 or generally in this Agreement prohibit him or otherwise limit him from responding truthfully to disparaging statements made about him by the Company, its directors, its officers, its management or its employees.

9.Return of Documents and the Company Property. Boucher agrees that, on the Separation Date, he will immediately return to the Company any and all cell phones, keys, pass cards, documents, tapes, notes, computer files, equipment, furniture and other materials (and all copies) in his possession which are the property of the Company.

10.Confidential Information. “Confidential Information” as used herein means all information acquired by Boucher from the Company, its employees, its suppliers, its patients or customers, its agents or consultants, or others, during Boucher’s relationship with the Company, that relates to the present or potential businesses, products or services and operations or processes of the Company, as well as any other information as may be designated by the Company as confidential or that a reasonable person would understand from the circumstances of the disclosure to be confidential, including but not limited to, the name or address of any patient or customer of the Company or any physician or former physician affiliated with or negotiating with the Company. For avoidance of all doubt, Confidential Information shall not include information in the public domain (other than due to Boucher’s breach of his obligations regarding disclosure of such information). Boucher acknowledges and agrees that: (i) in the course of employment by the Company, Boucher created, used or had access to information and materials that concern the Company’s business; (ii) all Confidential Information is the property of the Company; (iii) the use, misappropriation, or disclosure of any Confidential Information would constitute a breach of trust and could cause serious and irreparable injury to the Company; and (iv) it is essential to the protection of the Company’s goodwill and maintenance of the Company’s competitive position that all Confidential Information be kept confidential. As a result, subject to paragraph 16 below, Boucher agrees not to disclose any Confidential Information to others or to use Confidential Information to Boucher’s own advantage or the advantage of others.

11.Non-Solicitation, Non-Competition, and Confidentiality. Boucher acknowledges his obligations concerning non-solicitation, non-competition and confidentiality. Specifically, he shall remain bound by and will continue to abide by the non-solicitation, non-competition and confidentiality provisions pursuant to the NDA, and the Company’s obligation to provide to Boucher the consideration set in this Agreement shall be contingent on his compliance with the NDA (subject to the exceptions set forth in Article 8 of the Employment Agreement and paragraph 16 below). Notwithstanding the foregoing, Boucher hereby agrees that the restrictions set forth in clauses (i), (ii) and (iii) of Section 1.2 of the NDA related to solicitation, hiring or other actions with respect to Company employees shall not be limited to actions taken on behalf of or for the benefit of a competing dialysis facility/company (i.e., any such referenced actions will be prohibited regardless of whether the new employing or hiring entity is a competing dialysis facility/company).

12.Cooperation with Company. Boucher agrees to make himself available, upon reasonable notice, to assist the Company in any investigations or litigations that arise out of issues related to his employment. Nothing herein in any way requires Boucher to testify untruthfully in any proceeding.

13.Assignment. This Agreement and the rights hereunder are personal to Boucher and may not be transferred or assigned by Boucher at any time.

14.Release by Boucher. Boucher, for good and valuable consideration described above, the sufficiency of which is hereby acknowledged, does hereby for himself and his heirs, estates, executors, legatees, administrators, agents, representatives, attorneys, insurers and assigns, fully, forever, irrevocably and unconditionally, releases, remises and discharges C.P. Atlas Holding, Inc., American Renal Associates Holdings, Inc., American Renal Holdings Company, Inc., American Renal Associates, LLC, American Renal Holdings, Inc., American Renal Management LLC, such entities’ shareholders, and any of their respective affiliates, subsidiaries, parents, related or joint venture entities, and any of their respective predecessors, successors, and assigns, and any of their respective officers, directors, employees, agents, advisory entities, representatives, attorneys, lenders, insurers and assigns, from any and all manner of claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money owed, costs, losses, accounts, reckonings, covenants, contracts, controversies, agreements, promises, leases, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature whatsoever, known or unknown, either at law or in equity, based upon, arising out of or in connection with any circumstance, matter or state of fact up to the date of this Agreement, including but not limited to, claims or rights related to the Employment Agreement, the 2010 Plan or the 2016 Plan (or any award agreements under such plans), under any federal, state, or local statutory and/or common law in any way regulating or affecting the employment relationship, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Workers’ Adjustment and Retraining Notification Act, the Massachusetts Wage Act (Mass. Gen. L. c. 149, section 148 et seq.), the Massachusetts overtime pay law (Mass. Gen. L. c. 151, section 1A, et seq.), and the Massachusetts anti-discrimination law (Mass. Gen. L. c. 151B), each as amended. Nothing in this Agreement is intended to constitute an unlawful release or waiver of Boucher’s rights under any laws. Notwithstanding the foregoing, this release does not include and will not preclude claims, actions, or rights arising after Boucher executes this Agreement or under or to enforce the terms of this Agreement.

15.Representations and Recitals. Boucher represents that:

(a)The Company has advised him to consult with an attorney of his choosing concerning the rights waived in this Agreement. He has carefully read and fully understands this Agreement, and is voluntarily entering into this Agreement.

(b)He understands that the effect of the release contained in paragraph 14 is that he gives up any claims he may have against the Company, including but not limited to any other law and claim for unpaid wages under Massachusetts law, except as set forth in paragraph 16.

(c)He understands that he is receiving compensation and benefits pursuant to this Agreement that he would not otherwise be entitled to if he did not enter into this Agreement.

(d)He enters into this Agreement and waives any such rights knowingly and willingly, and in order to receive the consideration recited above.

16.Limitations.

(a)The Agreement does not preclude Boucher from filing a charge of discrimination with, or participating in or cooperating with an investigation by, the United States Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination, but Boucher will not be entitled to, and expressly agrees to waive, any monetary or other relief on the basis of or in connection with such a charge or investigation, including related court litigation.

(b)Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Boucher from reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Boucher’s right to receive an award (including a monetary reward) for information provided to the SEC. Boucher does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and he is not required to notify the Company that he has made such reports or disclosures.

(c)Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; in a sealed filing in court or other proceeding; or in connection with a lawsuit alleging retaliation for reporting a suspected violation of law.

17.Other Obligations. This Agreement does not release the Company from any right that Boucher has to indemnification by the Company and to directors and officers liability insurance coverage under the Company’s Bylaws.

18.Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to Boucher’s employment and separation of employment with the Company. This Agreement supersedes and cancels any and all previous contracts, arrangements or undertakings, whether written or oral, with respect thereto, except as set forth in this Agreement. For avoidance of doubt, the restrictive covenants applicable to Boucher pursuant to the Employment Agreement and the NDA shall each remain in full force and effect.

19.Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be resolved by binding confidential arbitration by a single arbitrator who is licensed to practice law in a state in the United States, to be held in Boston, Massachusetts, in accordance with the Employee Dispute Resolution Rules of the American Arbitration Association (or its successor rules). The arbitrator shall have the discretionary authority to award attorneys’ and arbitrator’s reasonable fees and expenses and the costs of arbitration to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing and shall include findings of fact and a statement of the law on which the decision is based.

20.Severability and Partial Invalidity. Each term, condition or provision of this Agreement shall constitute an independent clause or provision severable from the remainder of the terms, conditions or provisions. In the event any provision hereof is determined to be contrary to, prohibited by or invalid under applicable law or regulation, or otherwise deemed unenforceable for any reason whatsoever, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall remain fully valid and binding and shall be given full force and effect so far as possible.

21.Execution. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

22.Governing Law. This Agreement shall in all respects be interpreted, enforced, governed and construed by and under the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.

23.Attorneys’ Fees. Each party shall bear his or its own attorneys’ fees and expenses.

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IN WITNESS WHEREOF, Boucher and the Company have caused this Agreement to be executed on the date written above.
/s/ Jason Boucher
JASON BOUCHER
AMERICAN RENAL MANAGEMENT LLC

By:	/s/ Joseph A. Carlucci
Its: Chief Executive Officer

AMERICAN RENAL HOLDINGS INC.

By:	/s/ Joseph A. Carlucci
Its: Chief Executive Officer

AMERICAN RENAL ASSOCIATES, LLC

By:	/s/ Joseph A. Carlucci
Its: Chief Executive Officer

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